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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                              BREWING VENTURES INC.

     The following Articles of Incorporation are adopted pursuant to Minnesota Statutes, Chapter 302A in accordance with Section 302A.133, by Brewing Ventures Inc., a corporation organized and existing under the laws of the State of Minnesota (the "Corporation").

                                    ARTICLE 1

     NAME:  The name of this Corporation shall be Brewing Ventures Inc.

                                    ARTICLE 2

     REGISTERED OFFICE: The address of the Corporation's registered office in the State of Minnesota shall be 2400 IDS Center, Minneapolis, Minnesota 55402.

                                    ARTICLE 3

     AUTHORIZED SHARES: The total authorized shares of all classes which the Corporation shall have authority to issue is 100,000,000, consisting of:
10,000,000 shares of preferred stock of the par value of one cent ($0.01) per share (hereinafter the "preferred shares"); and 90,000,000 shares of common stock of the par value of one cent ($0.01) per share (hereinafter the "common shares").

     3.1 The Board of Directors of the Corporation (hereinafter referred to as the "Board of Directors" or "Board") may, from time to time, establish by resolution, different classes or series of preferred shares and may fix the rights and preferences of said shares in any class or series. Specifically, preferred shares of the Corporation may be issued from time to time in one or more series, each of which series shall have such designation or title and such number of shares as shall be fixed by resolution of the Board of Directors prior to the issuance thereof. Each such series of preferred shares shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such series of preferred shares as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in the Board.

     3.2 Except as provided or required by law, or as provided in the resolution or resolutions of the Board of Directors creating any series of preferred shares, the common shares shall have the exclusive right to vote, on a noncumulative basis, for the election and removal of directors and for all other purposes. Unless otherwise provided by resolution or resolutions of the Board of Directors, each holder of common shares shall be entitled to one vote for each share held.

     3.3 The Board of Directors shall have the authority to issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

     3.4 The Board of Directors is authorized to accept and reject subscriptions for and to dispose of authorized shares of the Corporation, including the granting of stock options, warrants and other rights to purchase shares, without action by the shareholders and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by law.


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     3.5 The Board of Directors is authorized to issue, sell or otherwise dispose of bonds, debentures, certificates of indebtedness and other securities, including those convertible into shares of stock, without action by the shareholders and for such consideration and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by law.

                                    ARTICLE 4

     CERTAIN SHAREHOLDER RIGHTS: No shareholder shall be entitled to any preemptive right to purchase, subscribe for or otherwise acquire any new or additional securities of the Corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such new additional securities before the Corporation may offer them to other persons. No shareholder shall be entitled to any cumulative voting rights.

                                    ARTICLE 5

     WRITTEN ACTION BY BOARD: An action required or permitted to be taken by the Board of Directors may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors are present, except as to those matters which require shareholder approval, in which case the written action must be signed by all members of the Board of Directors.

                                    ARTICLE 6

     NONLIABILITY OF DIRECTORS FOR CERTAIN ACTIONS: To the fullest extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A, as it exists on the date hereof or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                    ARTICLE 7

     INITIAL DIRECTOR: The name and address of the person constituting the first member of the Company's Board of Directors is:

                               Steven J. Wagenheim
                               5831 Cedar Lake Road
                               St. Louis Park, MN 55416

                                    ARTICLE 8

     INCORPORATOR:  The name and address of the incorporator is:

                               Avron L. Gordon
                               2400 IDS Center
                               Minneapolis, MN 55402

                                    ARTICLE 9

     INDEMNIFICATION OF DIRECTORS AND OFFICERS: The Corporation shall indemnify and may, in the discretion of the Board of Directors, insure current and former directors, officers and employees of the Corporation in the manner and to the fullest extent permitted by law.


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     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of 25th day of June, 1997.


                                  /s/ Avron L. Gordon
                                  -------------------
                                  Avron L. Gordon
                                  Incorporator


Drafted By:

Briggs and Morgan, Professional Association
Attention:  Avron L. Gordon, Esq.
2400 IDS Center
80 South Eighth Street
Minneapolis, MN  55402


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                ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF

                              BREWING VENTURES INC.

     The undersigned officer, on behalf of Brewing Ventures Inc., a Minnesota corporation (the "Corporation"), hereby certifies an amendment to the Corporation's Articles of Incorporation which has been duly approved by the Corporation's Board of Directors in accordance with Sections 302A.239 and 302A.133, of the Minnesota Statutes. Accordingly, the Articles of Incorporation of the Corporation are hereby amended as follows:

     Article 1 of the Articles of Incorporation of the Corporation shall read in its entirety as follows:

                                    ARTICLE 1

     NAME: The name of this Corporation shall be Founders Food & Firkins
Ltd.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation of the Corporation to be executed this 26th day of June, 1997.

                                  BREWING VENTURES INC.

                                  By: /s/ Steven J. Wagenheim
                                     --------------------------
                                  Its:  Chief Executive Officer


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